CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                                COMPU-DAWN, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)



         Compu-DAWN, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:



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                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 1,750 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "Series B
Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1000.00) per share (the "Face Amount").


                                  II. DIVIDENDS

         The Series B Preferred Stock shall bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock; provided, however, that in the event that the Board shall declare a dividend payable upon the then outstanding shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), the holders of the Series B Preferred Stock shall be entitled to the amount of dividends per share of Series B Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Series B Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Article IV hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.


                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holders of a majority of

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



the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         B. "Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder or holder's agent faxes or otherwise delivers the Notice of Conversion to the Corporation.

         C. "Conversion Price" means $5.35, and shall be subject to adjustment as provided herein.

         D. "Issuance Date" means the date of the closing under that certain Securities Exchange Agreement dated as of September 25, 1998 by and between the Corporation and the purchaser named therein with respect to the issuance of the Series B Preferred Stock (the "Securities Exchange Agreement").

         E. "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of May 31, 1998 by and among the Corporation and the other signatories thereto, as amended by the Registration Rights Agreement Amendment dated as of September 25, 1998 by and among the Corporation and the other signatories thereto.

         F. "business day" and "trading day" means any day on which the New York Stock Exchange is open for trading.


                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series B Preferred Stock may, at any time and from time to time on or after the Issuance Date, convert (an "Optional Conversion") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                                                       1,000
                                Conversion Price

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder or such holder's agent shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the

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



"Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder or holder's agent notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIII.B hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series B Preferred Stock or such holder's agent accompanied by a Notice of Conversion and provided that such holder has complied with the provisions of Article IV.B(x) hereof, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIII.B) (the "Delivery Period"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next higher whole number of shares if such fractional share is one-half of a share or more and the next lower whole number of shares if such fractional share is less than one-half of a share.

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                  (iv)  Conversion  Disputes.  In the case of any  dispute  with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. In such case, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's and the holders' joint and equal expense, shall review the calculations and the Corporation shall request that the accountant notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Limitations on Conversions. The conversion of shares of Series B Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, in no event shall the total number of shares of Common Stock issued upon conversion of the Series B Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rules 4310(c)(25)(H) and 4460(i) of the National Association of Securities Dealers, Inc. ("NASD") or any successor rules) (the "Cap Amount") which, as of the date of issuance of the Series B Preferred Stock, shall be 567,596 shares (19.99% of total shares of Common Stock outstanding before the Issuance Date less the 327,103 shares of Common Stock exchanged for Series B Preferred Stock pursuant to the Securities Exchange Agreement). The Cap Amount shall be allocated pro rata to the holders of Series B Preferred Stock as provided in Article XIII.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph
(i), the Corporation shall comply with Article VII.

                  (ii) No Five Percent Holders. Unless a holder of shares of Series B Preferred Stock or such holder's agent delivers a waiver in accordance with the last sentence of this subparagraph (ii), in no event shall a holder of shares of Series B Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series B Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "Warrants") issued by the Corporation pursuant to the Securities Purchase
Agreement dated as of May 31, 1998 by and among the Corporation and the Purchasers named therein (the "Securities Purchase Agreement")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For

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purposes of this  subparagraph,  beneficial  ownership  shall be  determined  in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of outstanding shares of Series B Preferred Stock shall approve such alteration, amendment, deletion or change.


                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. Upon the initial issuance of shares of Series B Preferred Stock, the Corporation shall reserve 327,103 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased, except upon issuances of Common Stock pursuant to conversions hereunder, and shall at all times be sufficient to provide for the conversion of the shares of Series B Preferred Stock then outstanding at the then current Conversion Price. The Reserved Amount shall be allocated to the holders of Series B Preferred Stock as provided in Article XIII.C.


                       VI. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series B Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount for which failure the holders shall have the other remedies referred to herein) to deliver, on or prior to the fourth (4th) business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock in accordance with the Notice of Conversion to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of shares of Series B Preferred Stock at any time of its intention not to issue freely tradeable shares in accordance with the Notice of Conversion of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) or (z) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation, Section 5(c) of the Securities Exchange Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for four (4) business days after the conditions to the delivery of such unlegended shares of Common Stock have been satisfied (the "Legend Removal Period") (each of (x), (y) and (z) being a "Conversion Default"), then the Corporation

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shall pay to the affected holder, in the case of a Conversion  Default described in clause (x) or (z) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to:

                       (.24) x (D/365) x (Default Amount)

where:

         "D" means the number of days after the expiration of the Delivery Period; in the case of a Conversion Default described in clauses (x) or (y) of its definition, or the Legend Removal Period, in the case of a Legend Removal Failure, through and including the Default Cure Date;

         "Default Amount" means the product of (x) the Closing Bid Price of the Common Stock in effect on the first day of the Conversion Default and (y) the number of shares of Common Stock which are the subject of such Conversion Default; and

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues shares of Common Stock in accordance with the Notice of Conversion in satisfaction of all conversions of Series B Preferred Stock in accordance with Article IV.A, and (iii) with respect to a Legend Removal Failure, the date the Corporation issues freely tradeable shares of Common Stock in accordance with this Certificate of Designation, Section 5(c) of the Securities Exchange Agreement or the Registration Rights Agreement and (iv) with respect to any type of a Conversion Default, the date on which the Corporation redeems shares of Series B Preferred Stock or Common Stock held by such holder pursuant to Paragraph C of this Article VI.

         The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date with respect to such Conversion Default Payments. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIII.E. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default
Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV.

         B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder or such holder's agent of a Notice of Conversion that the

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Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series B Preferred Stock or (b) there shall occur a Legend Removal Failure and (ii) thereafter, such holder purchases (in an open market transaction or otherwise in a bona fide arms-length transaction) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article XIII.E.

         C. Redemption Right. If the Corporation fails, and such failure continues uncured for (a) five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the other remedies referred to herein) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series B Preferred Stock or (b) ten (10) business days after the expiration of the Legend Removal Period, for any reason to deliver shares of Common Stock with respect to any request for legend removal pursuant to this Certificate of Designation, Section 5(c) of the Securities Exchange Agreement or the Registration Rights Agreement, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a written notice (a "Mandatory Redemption Notice") to the Corporation, to have all or any portion of such holder's outstanding shares of Series B Preferred Stock, in the case of the failure described in clause (a) above, or Common Stock that is subject to such Legend Removal Failure, in the case of the failure described in clause (b) above, purchased by the Corporation for cash, at an amount per share equal to the product of (x) the highest Closing Bid Price in effect during the period beginning on the first day of the Conversion Default and ending on the date immediately preceding the date of payment for such shares and (y) the number of shares of Common Stock which are the subject of such Conversion Default.

         D. Non-Exclusive Remedy. Nothing herein or in the Securities Exchange Agreement or Registration Rights Agreement shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver unlegended Common Stock pursuant to this Certificate of Designation, Section 5(c) of the Securities Exchange Agreement or the Registration Rights Agreement, and a holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and for injunctive relief).


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                   VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

         A. Obligation to Cure. If at any time the then unissued portion of any holder's Cap Amount is less than the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series B Preferred Stock (a "Trading Market Trigger Event"), the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series B Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount (collectively, the "Trading Market Prohibitions").

         B. Remedies. In the event the Corporation fails to eliminate all such prohibitions on its ability to issue shares of Common Stock in excess of the Cap Amount within ninety (90) days after the Trading Market Trigger Event and thereafter the Corporation is prohibited, at any time following the initial date that conversion can occur hereunder, from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series B Preferred Stock may elect either or both of the following remedies:

                  (i) to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series B Preferred Stock (including any shares of Series B Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock on the SmallCap (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board; or

                  (ii) to require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the greater of (x) the Closing Bid Price of the Common Stock and
(y) the book value per share of Common Stock, each in effect as of the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (iii).

                                   VIII. RANK

         All shares of the Series B Preferred Stock shall rank (i), to the extent of the Liquidation Preference, prior to the Corporation's Common Stock and thereafter in accordance with Article IX.D; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu

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



with the Series B Preferred Stock) (collectively with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "Pari Passu Securities"); and (iv) junior to the Series A Convertible Preferred Stock of the Corporation and any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                           IX. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets

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                                      -10-
shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series B Preferred Stock means an amount equal to $.01 per share. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

         D. After the payment of the Liquidation Preference shall have been made in full to the holders of the Series B Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series B Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and the Series B Preferred Stock, with the holders of Series B Preferred Stock deemed to hold that number of shares equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible.


                     X. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the
Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged, (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, or, at the holder's option, shares of preferred stock of the surviving entity having the same rights and benefits as provided in this

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                                      -11-

Certificate of Designation (subject to such adjustments as may be necessary to reflect the terms of such merger or consolidation), and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series B Preferred Stock has received any notice of such transaction that the holders of the Common Stock have received from the Corporation, which notice shall be sent to the holders of the Series B Preferred Stock by the same means and at the same time it is sent to the holders of the Common Stock.

         C. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

         D. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X, the Corporation, at the Corporation's and the holders' joint and equal expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the

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                                      -12-
amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.


                                XI. VOTING RIGHTS

         The holders of the Series B Preferred Stock shall have no voting rights whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law"), in this Article XI and in Article XII below.

         Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or seventy-five (75) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Law the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.



PHIL1\144581-5
                                      -13-

                           XII. PROTECTION PROVISIONS

         So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of all of the then outstanding shares of Series B Preferred Stock:

               (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

               (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

               (c) increase the authorized number of shares of Series B Preferred Stock;

               (d) issue any shares of Series B Preferred Stock other than pursuant to the Securities Exchange Agreement;

               (e) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities if the terms of such amendment and such preferred stock are more favorable to the Company than those presently provided for in the Merger Agreement); or

               (f) increase the par value of the Common Stock.

Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.


                               XIII. MISCELLANEOUS

         A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Article IV, the shares so converted shall be cancelled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.


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                                      -14-

         C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred
Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining holders of shares of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holders.

         D. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder or such holder's agent of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         E. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, and provided that the certificate representing such shares are surrendered to the transfer agent as soon as practicable thereafter, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such ten (10) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares and share certificates to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default) for the Corporation's failure to convert Series B Preferred Stock.

PHIL1\144581-5
                                      -15-

         F. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



PHIL1\144581-5
                                      -16-

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 23 day of September, 1998.


                                COMPU-DAWN, INC.


                                By: /s/ Mark Honigsfeld
                                Name: Mark Honigsfeld
                                Title: Chairman and Chief Executive Officer


PHIL1\144581-5
                                      -17-

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock (the "Conversion"), represented by stock certificate Nos(s). ___________ (the "Preferred Stock Certificates"), into shares of Common Stock, par value $.01 per share ("Common Stock"), of COMPU-DAWN, INC. (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof). The certificates are to be delivered as follows:

         o WITHOUT RESTRICTIVE LEGEND. The undersigned intends to sell the Common Stock within five (5) business days of the receipt of certificates representing such Common Stock and hereby agrees to return the certificates (which presently bear no restrictive legend) representing the Common Stock to the Corporation's transfer agent for placement of a legend upon such certificates if such Common Stock is not sold within five
                  (5) business days of the receipt of such certificates by the undersigned.

         o        WITH RESTRICTIVE LEGEND.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

o In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                                           Date of Conversion:

                                           Applicable Conversion Price:

                                           Amount of Conversion Default Payments
                                           to be Converted, if any:

                                           Number of Shares of
                                           Common Stock to be Issued:

                                           Signature:

                                           Name:

                                           Address:




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